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SilverBow Resources, Inc.

(Name of Registrant as Specified in Its Charter)

KEF Investments, LP

KEF Fund V Investments, LP

Kimmeridge Energy Management Company, LLC

Benjamin Dell

Alexander Inkster

Neda Jafar

Denis Laloy

Noam Lockshin

Henry Makansi

Neil McMahon

Douglas E. Brooks

Carrie M. Fox

Katherine L. Minyard

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Operator^ (Operator Instructions). Good day everyone, and welcome to today's Kimmeridge Creating a Preeminent Pure-Play Eagle Ford E&P. (Operator Instructions) Please note this call is being recorded. And it is now my pleasure to turn today's call over to Ben Dell, Founder and Managing Partner of Kimmeridge. Please go ahead.

Ben Dell^ Thank you. Good morning. And thank you for joining us. The slides for today's call are available on the website kimmeridge.com for those who are not joining us through the webinar. Before I go any further, I will draw your attention to the disclosures on Page 35 and 36, regarding forward-looking statements. And with that, let's begin.

We're excited today to discuss the proposal we have made to SilverBow Resources and our vision for creating a Preeminent Pure-Play Eagle Ford E&P. Kimmeridge is put to SilverBow a compelling offer that we believe is in the best interest of shareholders. We believe our proposal and our associated leadership can unlock over 2 billion of value to shareholders. Our primary goal with this proposal is to engage with management and the board to negotiate in good faith the combination and associated capital injection.

Today SilverBow management have not engaged in any substantive discussions around a combination, nor have they undertaken any due diligence on our assets. Since 2017, when SilverBow motion bankruptcy, the share price is effectively unchanged. There have been no cash distributions to shareholders, yet management and the Board have paid themselves over 50 million and cumulative salary and bonus. To ignore the potential to engage in a transformative opportunity and exchange for continued mediocrity doesn't benefit shareholders.

To any SBOW employees that may be listening, our goal is to create the Preeminent Eagle Ford E&P that can be a leader in the sector on operating performance, returns, cash distribution, governance and the environment. This combination is not anchored around headcount reduction. The majority of synergies are driven by operating performance, capital savings and a restructured balance sheet. We believe we can build a company you are proud to work for. We look forward to engaging with you.

Moreover, we have a proven track record of having done this Civitas we undertook a similar strategy led by the emergence and the merger of Extraction, Bonanza and Crestone Peak, we repositioned the Company, aligned employees, management and the Board with shareholders and delivered compelling total shareholder returns. We are excited to do it all again.

Let me walk through our proposal in more detail on Page 2. As many of you are aware, yesterday, we published our proposal which contains two core elements. The first is the contribution of our existing Kimmeridge Texas gas assets or what we commonly refer to as KTG, at a valuation of 1.1 billion in equity, and with around 300 million of associated debt in exchange for SilverBow shares. The valuation of this asset is on a comparable forward 2025 EBITDA to SilverBow and a slight discount to our existing book value. Despite the asset having high growth, more inventory and less leverage. This contribution would result in the issuance of around 32.3 5 million shares at a $34 a share price.

Secondly, and in conjunction with this, Kimmeridge proposes to contribute 500 million of fresh equity capital in exchange for shares priced at $34 a share. This would result in the issuance of a further 14.7 million shares. Now this contribution is priced at a premium to the 20-day (inaudible) at $34 a share. For context SilverBow's last equity issuance was at a 29.95 share price, and was effectively a discount almost 15% on market. On a combined basis post close Kimmeridge would own 50.3 million shares, including our existing position, and we would be the majority owner.

I would note that while we presented consensus pricing for forecast to create a light for light, strip pricing does not meaningfully change this contribution analysis. In 2025, the gas strip is $3.42 versus $3.70 for consensus. The 2025 oil strip is $71 versus consensus that says $75.2. Since both oil and gas are slightly lower on strip versus consensus, and both companies have similar hedge books, changing the price deck does not change the contribution analysis.

The same is true using next 12 months EBITDA starting in the fourth quarter of 2024. What is evident however, is that the combination of these assets and the associated equity injection creates a dominant ego for the E&P that has scale, high quality assets, durational inventory, significance cost savings and critically restructured balance sheet that positions the company for future success.

In addition, Kimmeridge is bringing its operating experience, governance, leadership and commercial agreements on LNG, which will allow the combined (inaudible) to integrate its gas sales from the wellhead to water unlocking significant future upside.

As I stated on completion of the proposed transaction, Kimmeridge were down 50.3 million shares in the combined entity, including our existing position and would be the majority owner. However, we have been vocal about governance and intend to install an independent board of directors with annual elections.

This would include four directors nominated by Kimmeridge, Doug Brooks, Carrie Fox, Kate Minyard and [Charles Griffey], who all have tremendous pedigree. Kimmeridge is also committing that upon completion of the transaction, we will be locked up for 12 months. But we would also highlight this investment sits in a fresh fund with seven to 10 years of duration. So, we view this as a long-term investment, similar to how we participated in Civitas.

For context, we propose the structure because unlike a cash purchase, it gives existing shareholders the potential to participate in the substantial upside value creation that we believe can be captured. To address one of the other items SBOW's management highlighted, I want to be clear that we are backstopping the equity commitment with our funds and have highly confident letters from three institutions for over $1.1 billion in debt financing. As such, we do not believe financing is or ever has been the issue.

Turning to Page 3. The most exciting part of this transaction is how transformational it is the SilverBow and how it catapults the Company into a new peer group and makes the combined co the preeminent player in one of the most disaggregated basins in the U.S.

At closing, which is anticipated to be in the third quarter, the Company would immediately have over 900 million cubic feet a day of production, a $3.6 billion enterprise value, proven reserves of five TCF equivalent, 370,000 acres of adjacent leasehold, and 1,600 locations equivalent to nearly 16 years of running. In 2025, the first year of combined operations we believe the company can deliver $1.4 billion of EBITDA on consensus pricing, which with a restructured balance sheet, and a 60% to 70% -- 65% to 70% reinvestment rate believes almost $400 million of free cash flow after interest expense.

With this, we would intend subject to Coard approval, paying a dividend of $1.70 a share annually, which is a 5% yield on the deal price, while using excess cash, the share repurchases or bolt on A&D. The combination also brings the ability for SilverBow to benefit from Kimmeridge's contracted LNG strategy, with 2 million tons per annum, which is approximately 285 million cubic feet a day of low-cost throughput in (inaudible). This would allow the Company to diversify its gas sales to global markets through Brent Linked, JKM, TTF and fixed price contracts.

Turning to Page 4. I wanted to quickly focus on the mechanics and the impact to the balance sheet. As SilverBow currently stands, it is over levered with a high cost of debt unencumbered by a second lien with restricted covenants. By injecting $500 million in fresh equity, combined co can remove this instrument and immediately better scale to pursue a high yield offering, which we believe could be priced in the 8% to 8.5% percent range if current market conditions help.

Not only does this transaction transform the balance sheet and materially lower leverage, the removal of the second lien also opens the possibility of accelerating the return of cash to shareholders. And the event this transaction is consummated, Kimmeridge anticipates initiating the aforementioned $1.70 a share dividend in '25, which represents a 5% yield.

To put the impact of this in context, to de-lever SilverBow on a standalone basis to similar levels, it would take the company almost three years, which is a lifetime and a consolidating industry where the opportunity to scale is fleeting.

Turning to Page 5, I want to point out that Kimmeridge use this opportunity, similarly to how it transformed extraction, later renamed Civitas in the DJ Basin. Kimmeridge initially took control of extraction through its bankruptcy, repositioned it strategy established new governance and leadership and developed an enhanced business model before embarking on a period of consolidation. Today, Civitas as it is known has been transformed to a 330,000 BOE per day E&P, and a leader in the segment the total shareholder return, with the share price rising from $20 to $71 today.

So, what is our operating philosophy for SilverBow? In short, it's represented by pillars, namely, a desire for scale with the combined co in the largest public pure Eagle Ford E&P, a focus on quality and being at the front end of the cost curve, with best-in-class Eagle Ford and Austin shore well performance, generating free cash flow and critically returning this cash flow to shareholders, delivering higher margins through better cost control and better realizations.

Having a fortress balance sheet that can be used opportunistically for creative acquisitions. Integrating gas sales to LNG to allow for higher margins and lower volatility, leading in sustainability with net zero operations and peer leading safety, and establishing best in class governance, where the Board and management act and feel like owners while in embracing best practices for minority shareholders.

Once again, these are not just words. We've done it before, and we're excited about doing it again. Focusing in more detail on some of these elements, let us turn to Page 6. Undoubtedly over the last 24 months one of the dominant themes in the upstream oil and gas space has been the need for and the benefits of scale. The industry continues to consolidate with emerging class of super bass and players.

Nowhere is this more evident in the DJ basin that seen over 15 operators consolidate down to three over the last three years. A trend initiated by Kimmeridge through Civitas. With scale has come operating synergies, capital savings, investor relevance and access to capital markets. Against this backdrop, the current SilverBow is both subscale and largely irrelevant, as evidenced by the Company's self-selected peer group and presentations.

The proposed transaction has the potential to transform the Company, placing it in a peer group of investable names. Across a selection of key metrics that combine co be comparable with the likes of Range Resources, CNX, Magnolia, Comstock, SM Energy, (inaudible) and Gulfport.

The importance of this is evidenced when looking at the peer group on comparable valuation metric shown here on Page 7. When comparing combined co to this peer group in 2025, it would have a better free cash flow yield, a superior distribution, lower leverage, high growth and greater capacity for basin consolidation and a creative M&A. In comparison, at the proposed equity issuance price at $34 a share, combined co would trade at 2.6x EBITDA on 25 metrics versus peers at 4.2 times.

To put this value opportunity in context, a [rewriting] to peers would unlock almost $2 billion of value and be equivalent to the Company trading over $60 a share. It should be noted that delivering this type of uplift is no easy task and requires a relentless focus on execution as we've seen in (inaudible), it requires best in class operating performance, transparency and alignment, all things that the current SilverBow lacks.

Turning to Page 8. While we are focused on executing the proposed transaction in hand, we want to highlight there is considerable upside and further consolidation in the basin. The Eagle Ford showers unique and being one of the most disaggregated basins in the U.S. with no natural consolidator. This is especially true in the west of the plan in the gas window, where EOG, BP and Lewis have shown little interest in adding scale given their extensive runway or internal dynamics.

Currently, SilverBow is hampered in its ability to participate in this given the overleveraged balance sheet and depressed multiple. And contrast through this transaction, CombineCo be positioned as a consolidator of choice. It should be noted that scale in itself is a little use unless accompanied with high quality rock.

We would know that the Eagle Ford has best in class well performance. In the oil window, this is well known and has been well documented. However, the gas window also has impressive rock qualities with the URs of 15 to 20 BCF and the Eagle Ford and the Austin Chalk. This gas is also approximate to key markets, which we'll discuss in more detail later, with low transportation costs and materially lower drilling costs in areas such as the Haynesville. The relative economics of this been recognized by the sell side as shown here, and a chart from JP Morgan, identifying the place, I mean the lowest breakeven cost in the U.S.

Another element to know which we believe will become increasingly important is the low nitrogen content of gas in Eagle Ford that will mean it becomes a critical blending stock to Permian gas to lower overall nitrogen content of feedstock gas to LNG.

Turning to Page 10. Outside of the balance sheet one of the other critical challenges with SilverBow is the duration of the portfolio, which has historically impacted multiples. In comparison to peers, SilverBow has a materially shorter inventory runway. KTG in contrast, is inventory long with over 15 years of running room at current activity levels. By merging assets CombineCo materially changes inventory life, increasing it to nearly 16 years in line with this.

Economically the inventory that KTG brings is shown here on Page 11 in a skyline plot, and it's directly comparable from an economic and recycle ratio standpoint. However, KTG brings almost 2.6 locations per MCF a day of production versus 1.3 for SilverBow, once again highlighting the accretive nature of this combination to existing SilverBow holders.

From a margin and realization standpoint, this transaction is also accretive given the broad overlap and assets shown here on Page 12. Kimmeridge has a relentless focus on cost and at South Texas operations, and through this [mainstream] agreements are incrementally lower, the CombineCo's average operating expense. This in turn coupled with (inaudible) hedgebook will further expand the CombineCo's margins.

Turning to Page 13, I would really like to focus on the balance sheet strength and optionality which now view is one of the core tenants of this transaction. Today, SilverBow is hampered by the unattractive secondly, and is extracting significant economic rent from equity holders. Not only is this instrument high cost, but its restrictive covenants limit the ability of company's flexibility to participate in strategic combinations.

At the same time the highly drawn RBL leaves the Company exposed to weakness in commodity prices, and forces the Company to hedge more at low prices. By injecting 500 million of cash at a premium to the current, Kimmeridge is transforming the Company immediately and lowering debt from 1.4x to naught 0.9x EBITDA. I should note that in the last equity issuance by SilverBow was undertaken around $29 a share, was that nearly 15% discount to market including fees. This is consistent with most equity issuances scale on the public markets that have been done at double digit discounts. This matter is the premium Kimmeridge is offering is in part baked in to this cash injection.

By making this injection, Kimmeridge can repay the secondly note an access to the high yield market. Preliminary indications that given the quality of the CombineCo a high yield offering could be priced in the 8% to 8.5% range, collapsing the average cost of debt. This transaction would also allow the RBA -- RBL to be paid down, essentially restoring financial flexibility to the company overnight.

The outcome of this is shown here on Slide 14, Kimmeridge is proposing the post the financing restructuring the CombineCo adopted distribution policy, which would notably be the first time the Company has returned cash to shareholders since emergence from bankruptcy with a $1.70 annual dividend, which represents a 5% yield.

This would be peer group leading and, in our view, would support long term value. Notably paying this dividend would not consume all free cash flow with the Company have an additional $200 to $350 million of cash subject to commodity prices, a free cash flow generation, which would then be used for opportunistic a creative bolt on transactions or buybacks.

While creating the preeminent Eagle Ford E&P is the core of the strategy. Unlike our consolidation efforts in the D J, we also have the ability to leverage the integration of the gas assets through LNG shown here on Page 15. The gas assets of CombineCo has some of the lowest delivery costs of the Gulf Coast as shown on Page 9 previously. Kimmeridge is also established strong partnerships with Kinder Morgan on the midstream and Commonwealth in the LNG space. That means the Company can put LNG on the water cheaper than almost any other upstream U.S. gas operator.

Access to global LNG markets has multiple benefits as we show here on Slide 16. First and foremost, it allows the Company to diversify price risk away from Henry Hub by accessing alternative Brent Linked, Fixed Price, TTF and BP and JKm price markets, reducing volatility.

Second, it also allows the CombineCo to benefit from global market dislocations and to generate incremental margin on over 280 million cubic feet a day. This uplift based on forward prices is nearly $1 in MCF today, or an uplift of nearly 50% to cash margins.

Turning to 17, let me focus on sustainability. At [CV], Kimmeridge lead the way on sustainability and our intent is to do the same at CombinCo. I want to highlight that from our perspective, sustainability should also be good business. It's about reducing liabilities, operating better and creating value. It is not an idle pledge or an economic investment. At the core of our philosophy, it's built on three prongs, carbon neutrality, transparency and accountability and leadership.

Within these buckets, we intend to achieve net zero emissions by 2025 on Scope 1 and Scope 2, eliminate routine flaring, as defined by the World Bank, prioritize operational emission reductions and set targets, invest in high quality carbon removal, pursue gas certification, use a mission monitoring technology to detect and reduce our emissions, appoint a chief sustainability officer to the senior leadership team, create a dedicated board Sustainability Committee for strategy and risk oversight, and tie executive compensation to sustainability performance.

With a strong board, we believe this can be put in place quickly and will further underline our leadership in the sector. While Kimmeridge would in the transaction be the majority owner of CombineCo the firm intends to establish best in class governance practice.

Kimmeridge anticipates a nine-person board with one Kimmeridge representative, the CEO and seven independent board members, these four would be nominated by Kimmeridge these are Carrie Fox, Kate Minyard, Doug Brooks and [Charles Griffey], all of who have incredible pedigree in the sector, decades of experience and critically independence. CombineCo will compensate board members primarily an equity to create alignment would establish term limits of seven years, and would establish a sustainability committee to enshrine the aforementioned sustainability promises. We would anticipate the refresh board would also adopt annual election of directors and allow shareholders attempt sent to call special meetings.

As I mentioned in my introduction, the value in this transaction is not primarily driven by an aggressive reduction in headcount. Indeed, we anticipate retaining the majority of employees in both Silverbow and KTG, with G&A synergies driven by office consolidation, optimization of reporting systems and improve working practices.

Kimmeridge expects to draw on top talent from both SilverBbow and KTG, retaining key members of the SilverBow [C suite] and enhancing this with additional highest. Employees would also have increased ownership such that management and employees think like owners.

Turning to page 20, I would like to touch on initial guidance, it's 2025 for a CombineCo. Kimmeridge prides itself on delivering as we have demonstrated at Civitas, we have focused on operational execution. While we've not had access to SilverBow's data or rig schedule, we feel confident that the combination of assets can deliver over a BCF a day equivalent of production in 2025.

With a 65% to 70% reinvestment rate, this is to support the proposed dividend and continued debt reduction while generating excess free cash flow. This would reinforce the Company standing amongst the aforementioned peer group, and we're doing our view further the case for multiple expansion.

Turning to page 23. Before I open the line to questions, I would like to take a few additional minutes to comment on the data provided in the appendix and the history of KTG in South Texas, as I know there have been questions about existing assets. This asset is not the asset we acquired in September 22nd from Laredo. We have grown it both organically and in organically with the acreage footprint 2.5x larger today than September 22 and production 2.3x larger and our production is more (inaudible). We have completed nearly 50 wells, we have drilled 60, we have de-risk new locations and executed some of the most complex drilling in the U.S.

KTG has brought on eight wells this year, three in the (inaudible), five in the Eagle Ford. We have 23 wells coming on now, between now and July 1, 15 of which are liquid wells in Karnes, three Austin Chalk gas wells and five Lower Eagle Ford gas wells, including nine wells on the Apollo pad we expect to TIL this week.

In total of these -- this is 53 wells scheduled to TIL in 2024, underpinning our 25 forecasts. Our wells are comparable or better than SBOW as we showed in our appendix, our drilling at depth is best in class and our completions/frac costs are top quartile. We have addressed midstream bottlenecks and signed highly competitive LNG throughput agreements.

Last but not least, strategically we believe this combination has the potential to create a preeminent eagle ford operator. It brings together best in class assets at scale. It delivers meaningful synergies, it transforms the balance sheet, it creates the first integrated South Texas gas operator and adopts peer leading ESG standards. But more than these it creates a path to unlocking over $2 billion of value for shareholders. In our view, it is time for management and the board to engage. And with that I’d like to open up the call up to questions.

Operator^ (Operator Instructions). And we do have our first question from Charles Meade with Johnson Rice.

Charles Meade^ Yes, good morning, Ben. To you and the rest of your team at Kimmeridge there. I want to say you correctly anticipated my question when -- on the trajectory of KPG volumes and I think you went through it pretty quickly so I wondered if I could just go back and make sure I heard you correctly. I think -- as we try to bridge, if I’m looking at slide 26 correctly, four few volumes of call it 190 million a day.

So to go from that to 315 currently in 500 or 595 for 25, you brought eight wells online year to date. There’s 23 wells between now and July 1. And then if I’m doing the math right, that implies another 22 in the back half of ’24 to get to the total of 53 for 2024?

Ben Dell^ Yes, we currently have three rigs running. Just so I give you the numbers again, because I realize I went through it quickly. We’ve brought on eight wells this year. Some of which are currently ramping up. Three of those are Austin Chalk, five in the Eagle Ford.

We have 23 wells that’ll come on between now and July 1, which is obviously where we modeled out the balance sheet for the analysis. 15 of those are liquid wells. Three are Austin Chalk gas wells, five are Lower Eagle Ford gas wells.

Nine wells will actually come on this week. They’re on the Apollo pad. So in total this year and ’24 they’ll be 53 wells rolled on, which is around a 2.5 to 3 rig program.

Charles Meade^ Got it. And is there -- is there any other -- is -- you mentioned inorganic. I take that to mean kind of acquisitions. Are there any other acquisitions in the -- between the Q4 number and today? And I’m guessing there’s none assumed in the bridge between 3:15 today and 495, 425?

Ben Dell^ No, in terms of go forward, yes we executed a couple of transactions in the backend of ’23, but we have no acquisitions outside of regular way lease activity that we have currently ongoing for ’24.

Charles Meade^ Got it, thanks for the added detail.

Ben Dell^ No problem.

Operator^ And we have our next question from Leo Mariani with Roth MKM.

Leo Mariani^ Good morning, I just wanted to follow up a little bit more on some of those members. So I guess to your point, you’re expecting about 315 million today of production, it sounds like that kind of a July-ish number, if I’m reading that right, when these next wells come on. Can you help us out with --

Ben Dell^ Actually [ph] --

Leo Mariani^ Sorry, go ahead.

Ben Dell^ (Inaudible) to clarify, we’re at -- we’re actually above 325 million cubic feet a day equivalent right now, so with the nine wells it’ll come on from the Apollo pad [ph] and the additional wells we’ll be bringing on ahead of July 1 at volume will grow meaningfully into the middle of the year.

Leo Mariani^ Okay, so what is the forecast then for that kind of middle of the year [ph] (inaudible).

Ben Dell^ We haven’t disclosed that right now. Broad brush, I would tell you that’ll [ph] be between 350 million and 370 million cubic feet a day equivalent. Part of that’ll depend on whether we have additional midstream constraints in Howard [ph], the Kinder-Morgan [ph] pipeline, which is dedicated to us, is anticipated to come on at the end of 3Q, early 4Q this year. So there are some timing elements associated midstream.

Leo Mariani^ Okay, and then you mentioned that the 2 1/2 to 3 [ph] rigs, can you give us an indication of roughly what the CapEx is in 2024 for that? And obviously I know you’ve got kind of combined (inaudible) ‘25 projections. Is that kind of a steady staid [ph] activity level for that same 2 1/2 to 3 [ph] rigs, and then kind of a similar level of spend? Just can you give us a little bit more color on how you’re sort of managing the production at KPG?

It certainly sounds like quite a bit of growth, and sounds like some of that’s gas, yeah, no [ph], gas prices have been a little challenged lately.

Ben Dell^ Yes, I think as I said earlier the incremental wealth coming on this year, 15 that are coming on ahead of mid-year are liquid wells, so incremental barrels coming on right now through the first half of this year are more liquid-orientated. I will tell you our belief is that when we look at our gas wells, especially with our hedge growth [ph], they’re still highly economic, given the EURs [ph] associated with them in the well cuff [ph].

When I look at ’25, what we’ve put out there is a forecast based on publicly available information on how we think this combined co [ph] would operate. What you’re seeing there is roughly a five-rig combination, so between the two companies we would expect to optimize overall drilling plans and bring the capital program to around $850 million to $900 million, sort of focused in on that $0.65 to $0.70 [ph].

As they said [ph], I haven’t seen Silverbow’s [ph] rig schedule specifically, so I can’t give you the details on how exactly we would optimize those between the locations, but given the adjacent acreage I would imagine that the considerable synergies in terms of [ph] how we would sequence those wells.

Leo Mariani^ Okay, thank you.

Operator^ And just a reminder, if you would like to ask a question, please press the star and one on your telephone keypad now. And we’ll take our next question from Tim Rezvan with KeyBanc Capital Markets.

Tim Rezvan^ Good morning, Ben, thanks for taking my question. I had a couple quickies here, just trying to understand the full picture. Can you give a little more nuanced definition of what a highly confident letter is? Like, what exactly does that -- does that mean? And how should people view that as a solid assurance or an answer?

Ben Dell^ Sure. Look, I think all of those highly confident letters could convert into secured financing, commitment letters within probably two weeks. Obviously we don't have a sales and purchase agreement with the company and the company hasn't engaged with discussions with us. But obviously if that was the requirement we could put those in place in short order. I will say this, given that the overall leverage of the company comes down materially under this proposal, the debt financing is not a concern from our perspective.

Tim Rezcan^ Okay. Yes, I know that high yield markets are wide open right now. Okay, I appreciate that. And then on slide seven, you list the group peers and as you're well aware, there's a very linear correlation between scale and trading multiple in public markets today. Every peer you highlighted is bigger than combined co and some of them are more than twice the size.

So when you get to that 4.2 times, one could argue that maybe a little aggressive because clearly the combined entity is not going to have the scale of a -- of a range and entera [ph] that are traded at much higher multiple. So when you got to -- what makes you think this is -- you mentioned this issues with the Silver Boat peers, what makes you think this is an appropriate peer group that investors should use to value combined co?

Ben Dell^ Yes, that's a great question. I mean, I would clarify a couple of things. I really look at it from an EBITDA standpoint. So when I look at the combined co, as it goes into ‘25, I do think it's competitive on EBITDA. Bigger than Magnolia than CNX and Gulfport, Baytex and comparable to Comstock. And I think you're right from an enterprise value, it isn't comparable.

But look, I think that's really the job of repositioning it into this peer group. I think when you look at everything else; leverage, free cashflow, distribution, overall asset quality, and particularly inventory and duration; this company really competes.

I actually also think if you look at the integrated L&G opportunity and the expansion in margins, you could make an argument for why it should traded a premium to this peer group. Look, the reality is, and we've seen this in Sivy [ph], it is not an overnight effect.

At the end of the day, you have to go out and you have to execute. I will say, when I look at the free cash flow yield of this company and what can be delivered, not just in ‘25 but ‘26 and ‘27, there is a significant and amount of free cash that can be returned to shareholders.

So this is something we did at Sivy [ph], we instituted a dividend policy, a return to cash policy. It's really underpinned the stock and the performance both during down cycles in the commodity and obviously up cycles. I don't think you necessarily get to 4.2 times tomorrow. I wouldn't be naive enough to suggest that.

But look, I think internally my goal, if I was chairing this board and setting ambitions to the company is to move them into this peer group to expand the multiple, to bring in a new investor base because the other thing I'd point out is this is not a widely held stock just broadly with the large scale institutions. But I think over the one to two years, you have the ability to go out and reposition the company entirely.

Tim Rezcan^ Okay. That’s fair. Thanks for the responses.

Operator^ (Operator Instructions). And we’ll take our next question from Gary Kosinski with Kore.

Gary Kosinski^ Hey Ben. When can we expect to see detailed audit financials for KTG and maybe some ‘24 detailed guidance for KTG?

Ben Dell^ Yes, I don't think we plan out putting out. I mean, we obviously have audited financials reserve reports. We are prepared to and have prepared a data room for Silver Bows management and the board should they wish to engage and enter it and see additional data in that we would provide our reserve report, out drawing schedule, et cetera, so that the company could make its own assumptions and modeling to verify our forecast.

For better or for worse, as much as I have put out there for shareholders, at the end of the day we need the company to engage. I guess the company at that point could decide whether they bring shareholders over the wall to participate and see that data. But I think the challenge right now is we're sort of discussing this transaction in a vacuum.

Gary Kosinski^ Yes, I understand that. But even for the slate that's coming up, for shareholders, it would probably be important to get a little more information, right?

Ben Dell^ Yes. I would say this with regard to our slate, our board members are being put up as independent directors. They're not associated with our transaction. They're not part of this transaction with regard to our proxy that's being filed. These board members are high quality, highly qualified board members who in our view will do what's in the best interest of the company if elected to the board.

So I personally don't see the merits of the M&A transaction necessarily being the decision making process for board members. I do believe if the company doesn't engage, the question for investors is whether you want board members who take potential transactions and proposals seriously to be on the board.

Gary Kosinski^ Got it. Thank you.

Operator^ And that does conclude today's question and answer session. I will now turn the call back over to Ben Dell for closing remarks.

Ben Dell^ Well, as we finish, I just want to say that I appreciate your time today. We’re excited about what this proposed transaction could create in terms of preeminent Eagle Ford, Pure Play performer. We would encourage shareholders to reach out to the company and encourage them to engage with us. Thank you very much.

Operator^ This does conclude today's program. Thank you for your participation. You may now disconnect.